UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report
November 3, 2004
(Date of earliest event reported)

VESTA INSURANCE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	63-1097283
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3760 River Run Drive	35243
Birmingham, Alabama	(Zip Code)
(Address of principal executive offices)

(205) 970-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      |_|      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      |_|      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      |_|      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      |_|      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

      On November 3, 2004, we amended our existing $30 million revolving credit arrangement with First Commercial Bank of Birmingham, Alabama ("First Commercial"). The amended revolving credit agreement is collateralized by a pledge of 2.5 million shares of our holding company's ownership in the common stock of Affirmative Insurance Holdings, Inc. In addition, we are required to maintain a loan to collateral ratio of 80% throughout the term of the agreement. The facility will continue to bear interest at First Commercial's prime rate and will mature no earlier than June 30, 2006. As of September 30, 2004, we had drawn the entire $30 million available under the Agreement.

      This amended credit agreement contains covenants which require us to maintain (i) consolidated annual GAAP net loss from continuing operations not to exceed $20 million for fiscal year 2004 and annual GAAP net income (excluding realized gains and losses) in excess of $12 million thereafter, (ii) consolidated debt to capital ratio of no more than 60%, measured annually beginning on December 31, 2005, (iii) an A.M. Best rating of "B" or better, measured continuously, (iv) a minimum statutory surplus level of $145 million as of December 31, 2004 and at least $150 million thereafter measured on December 31st of each year, (v) an interest coverage ratio of not less than 1.5 to 1 for any calendar year beginning December 31, 2005 (vi) risk-based capital of not less than 150% of the NAIC's authorized control level, measured annually beginning on December 31, 2004.

Item 1.02 Termination of a Material Definitive Agreement

     On March 12, 2004, we entered into a definitive agreement to sell our life insurance operations conducted through American Founders Financial Corporation ("AFFC") to American Founders Financial Acquisition Corporation ("AFFAC"), a newly organized entity owned by, and whose obligation to close the transaction was guaranteed by, HAIG, S.A., a Cayman Islands corporation. Other than the definitive agreement, neither the registrant nor any of its affiliates have any relationship with HAIG, S.A. Pursuant to this definitive agreement, our subsidiary Vesta Fire Insurance Corporation was to sell, and AFFAC was to purchase, all of the capital stock of AFFC for a purchase price of approximately $63.5 million, consisting of $25 million cash at closing and a $38.5 million promissory note secured by a pledge of the stock of AFFC. The consummation of the transaction contemplated by this agreement was subject to the approval of the Texas Commissioner of Insurance and certain other routine closing conditions. We believe that all conditions to the buyer's obligation to close were satisfied on October 11, 2004, when the Texas Commissioner approved the transaction. Since that time, neither AFFAC nor HAIG, S.A. has performed its obligation to close the transaction within the time contemplated by the agreement, and we have notified them that we deem them in breach of the agreement. Due to the buyers' continued inability to consummate this transaction following the satisfaction of all closing conditions, we terminated this agreement on November 5, 2004. We will not incur any early termination penalties as a result of this termination.

Item 9.01     Financial Statement and Exhibits

(c)      Exhibits.

Exhibit 10.1      Amended and Restated Credit Agreement by and among Vesta Insurance Group, Inc. and First Commercial Bank

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated as of November 9, 2004.

VESTA INSURANCE GROUP, INC.

By:   /s/   Donald W. Thornton
Its:          Senior Vice President --
              General Counsel and Secretary